Exhibit 10.1

Settlement Agreement

Whereas WPP LLC (“WPP”), as Plaintiff, brought the lawsuit styled No. 15-L-18; WPP LLC v. Hillsboro Energy LL, et al; In the Circuit Court of the Fourth Judicial Circuit; Montgomery County, Illinois (the “Lawsuit”) against Hillsboro Energy LLC; Foresight Energy Partners, LP; Foresight Energy, GP; and Foresight Energy Services, LLC (Collectively referred to herein as “Foresight”) as Defendants (“Hillsboro Litigation”).

Whereas, WPP and Hod LLC, as Plaintiff, brought the lawsuit styled No. 2016CH30 in the Circuit Court of Macoupin County against Macoupin Energy LLC and Foresight Energy LLC (the Macoupin Energy Litigation);

Whereas WPP and Williamson Energy LLC are parties to a Lease dated August 14, 2006, as amended;

Whereas, Williamson Energy LLC and Williamson Transport LLC are parties to an Amended and Restated Surface Sublease and Operation Agreement dated as of October 15, 2006;

Whereas WPP and Foresight agree to resolve all claims in the Hillsboro Litigation and agree to the following (the Agreement):

(1)

Foresight will make a payment of $25 million within one (1) business day from the execution of definitive documentation effecting this Agreement.  This payment will be in full and final settlement of all claims or amounts possibly owing arising prior to 1/1/19 under or related to the Hillsboro Lease and/or the Hillsboro Litigation.

(2)

Beginning 1/1/19, the minimum royalties in the Hillsboro Lease will be reduced from $30 million a year to $11 million per year, paid in equal quarterly installments.  The requirement to make minimum royalty payments will last until the minimum has become due and paid for the quarter ending December 31, 2033.  This annual minimum payment is in addition to the flat royalty provided in Section 3 below.  The minimum royalty provided in this Section 2 is not recoupable.

(3)	6% flat royalty on the Gross Selling Price (as defined in the Hillsboro Lease).

(4)

In the event Hillsboro’s Deer Run mine has another mine fire that is in excess of 90 days in duration, Hillsboro has the option to surrender the Lease to WPP.  If Hillsboro surrenders the Lease, Foresight will cause Hillsboro and each of its other subsidiaries to simultaneously offer to transfer to WPP all equipment, infrastructure (including, but not limited to the preparation plant, the wash plant, the rail loop, and the load out), permits, books and records, and all other rights and equipment necessary to operate the Mine for no consideration.  WPP has 30 days to accept or reject the entire surrender and associated transfers.   If accepted, then the Lease is terminated and Hillsboro shall have no further obligations to WPP once transfer of the equipment and infrastructure is complete.   If rejected, then the Lease remains in effect.

(5)

In the event that Hillsboro fails to pay any portion of the annual minimum royalty due hereunder and the guarantee by Foresight has been exhausted, Hillsboro shall offer to surrender the Lease, and Foresight cause Hillsboro and all of its subsidiaries to simultaneously

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offer to transfer to WPP for no consideration all equipment, infrastructure (including, but not limited to the preparation plant, the wash plant, the rail loop, and the load out), permits, books and records, and all other rights and equipment necessary to operate the Mine for no consideration.  WPP has 30 days to accept or reject the entire surrender and associated transfers.   If accepted, then the Lease is terminated and Hillsboro shall have no further obligations to WPP once transfer of the equipment and infrastructure is complete.   If rejected, then the Lease remains in effect.

(6)	Hillsboro Energy LLC waives all recoupment rights on previously paid royalties.

(7)	The parties will mutually release all claims that were made or could have been made in the Hillsboro Litigation.

(8)	Foresight Energy LP will provide a $50 million guaranty to the $11 million annual minimum royalty obligations delineated in Section 2 above.

(9)	Foresight has no obligation to mine the coal at the Deer Run Mine.

(10)	In the Macoupin Energy Litigation, the Plaintiffs (WPP related entities) will dismiss their case with prejudice.

(11)	At Williamson Energy, WPP and Williamson Energy will amend their existing Lease as follows:

a.

From 1/1/19 through completion of mining of longwall panel 12, Williamson Energy will pay an overriding royalty to WPP of the greater of (a) 5.5% of the Gross Selling Price of the coal or (b) $1.79 per clean ton. The coal will be treated as non-Foreign Coal.

b.

The Lease Term will be extended so long as Williamson Energy is mining coal using the Williamson Mine to access the approximately 60 million tons of Foreign Coal discussed among the parties (The New Foreign Coal); and further, all New Foreign Coal shall be wheeled across the Leased Premises at a price of $1.25 per clean ton.  To the extent the New Foreign Coal is unable to be wheeled across the Leased Premises, the wheelage fee of $1.25 per clean ton shall be transferred and added to the fee payable for services on coal processed through the Williamson Transport facilities.

c.

In Lease Years where Williamson Energy does achieve $8 million in Tonnage Royalty payments under the Lease,  all New Foreign Coal will be charged 0.5% of the Gross Selling Price for wheelage (as set forth in the existing Lease).

d.	No wheelage will be owed on New Foreign Coal that is not mined.

(12)	At Williamson Transport, WPP coal will be charged at the fee in the existing contract. New Foreign Coal under the Williamson Energy Lease will be charged at 65 cents per clean ton.

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Williamson Energy will load all the New Foreign Coal through Williamson Transport facilities, or pay as though it was loaded through the facilities.  No fee will be owed on New Foreign Coal that is not mined.

(13)

This parties agree that this Agreement is binding and enforceable.  The parties further agree that they will exchange additional definitive documentation memorializing their settlement and adjusting the leases and agreements set forth above within five (5) business days from the execution of this Agreement.  The parties will negotiate in good faith to reflect the terms agreed to herein.  In the event the parties cannot come to an agreement with regard to terms in this Agreement, the parties agree to refer any dispute to binding arbitration and hereby designate The Honorable Martin Siemer as the sole arbitrator to settle such disputes in a manner consistent with the foregoing Agreement.  The Parties intend that this Agreement must result in definitive documentation effecting their intentions.

On behalf of WPP and its related entities:

/s/ Corbin J. Robertson, Jr.

On behalf of Foresight and its related entities:

/s/ Robert D. Moore